Exhibit 4.2

NEITHER THE WARRANTS REPRESENTED BY THIS CERTIFICATE NOR THE SHARES OF COMMON STOCK TO BE ISSUED ON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,  AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE WARRANT NOR THE SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE 1933 ACT, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AS TO SUCH EXEMPTION.

---------------------------------------

SKYPEOPLE FRUIT JUICE, INC.
COMMON STOCK PURCHASE WARRANT

Number of Shares: 970,588
Original Issue Date: June 2, 2009
Expiration Date: February 24, 2013
Exercise Price per Share: (a) $1.70, if exercised prior to the later of (i) 120 days after the Original Issue Date or (ii) 30 days after the Securities and Exchange Commission declares effective a registration statement covering the resale of the Warrant Shares (such later date, the “Initial Exercise Deadline”), and (b) $3.00, if exercised after the Initial Exercise Deadline

SKYPEOPLE FRUIT JUICE, INC., a Florida corporation (the “Company”), hereby certifies that, for value received, Barron Partners LP, or registered assigns (the “Warrant Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to Nine Hundred Seventy Thousand Five Hundred Eighty-Eight (970,588) shares (as adjusted from time to time as provided in Section 7 of this Warrant, the “Warrant Shares”) of common stock, $0.001par value (the “Common Stock”), of the Company at a price per share of : (a) $1.70, if this Warrant is exercised prior to the later of (i) 120 days after the Original Issue Date or (ii) 30 days after the Securities and Exchange Commission declares effective a registration statement covering the resale of the Warrant Shares (such later date, the Initial Exercise Deadline”), and (b) $3.00, if exercised after the Initial Exercise Deadline. Each of the foregoing exercise prices (the “Exercise Price”) shall be adjusted from time to time as provided in Section 7. This Warrant may be exercised at any time and from time to time from the date hereof and through and including 5:00 p.m. New York City time on February 24, 2013 (the “Expiration Date”), subject to the following additional terms and conditions:

1. Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrant Holder hereof from time to time. The Company may deem and treat the registered Warrant Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

2. Investment Representation. The Warrant Holder, by accepting this Warrant, represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an affiliate (that is an “accredited investor,” as defined under Regulation D promulgated under the 1933 Act (an “Accredited Investor”), which has been identified to and approved by the Company (such approval not to be unreasonably withheld or delayed)) for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying shares (the “Warrant Shares”) in violation of applicable securities laws. The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the 1933 Act, and may not be sold by the Warrant Holder except pursuant to an effective registration statement or pursuant to an exemption from registration requirements of the 1933 Act and in accordance with federal and state securities laws. If this Warrant was acquired by the Warrant Holder pursuant to the exemption from the registration requirements of the 1933 Act afforded by Regulation S thereunder, the Warrant Holder acknowledges and covenants that this Warrant may not be exercised by or on behalf of a Person (as defined below) during the one year distribution compliance period (as defined in Regulation S) following the date hereof. “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

3. Validity of Warrant and Issue of Shares. The Company represents and warrants that this Warrant has been duly authorized and validly issued and warrants and agrees that all of the Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, when issued upon such exercise, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof other than those incurred by the Warrant Holder. The Company further warrants and agrees that during the Exercise Period, the Company will at all times have authorized and reserved a sufficient number of Common Stock to provide for the exercise of the rights represented by this Warrant.

4. Registration of Transfers and Exchange of Warrants.

a. Subject to compliance with the federal and state securities laws, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 13. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a Warrant Holder of a Warrant.

b. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to Section 9 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

5.           Exercise of Warrants.

a. Upon surrender of this Warrant with the Form of Election to Purchase attached hereto duly completed and signed to the Company, at its address set forth in Section 13, and upon payment and delivery of the Exercise Price per Warrant Share multiplied by the number of Warrant Shares that the Warrant Holder intends to purchase hereunder, in lawful money of the United States of America, by wire transfer or by certified or official bank check or checks, to the Company, all as specified by the Warrant Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than 7 business days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Warrant Holder and in such name or names as the Warrant Holder may designate (subject to the restrictions on transfer described in the legend set forth on the face of this Warrant), a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the 1933 Act. Any Person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

b. A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Warrant Holder to be purchased.

c. This Warrant shall be exercisable at any time and from time to time during the Exercise Period for such number of Warrant Shares as is indicated in the attached Form of Election To Purchase. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

d. (i) Notwithstanding anything contained herein to the contrary, but subject to Section 5(e) and Section 6, at any time after the Initial Exercise Deadline, the holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x (B - C))/B

(ii) For purposes of the foregoing formula:

A= the total number shares with respect to which this Warrant is then being exercised.

B= the last reported sale price (as reported by Bloomberg) of the Common Stock on the trading day immediately preceding the date of the Exercise Notice.

C= the Warrant Exercise Price then in effect at the time of such exercise.

e. The holder of this Warrant may not make a Cashless Exercise (i) at any time prior to the Initial Exercise Deadline and (ii) on or after the Initial Exercise Deadline if the resale of the Warrant Shares by the Holder of the Warrant Shares is covered by an effective registration statement.

f.      Notwithstanding anything to the contrary contained herein, the holder of this Warrant may not exercise this Warrant or any part hereof prior to the Initial Exercise Deadline if all or any portion of the Warrant to Purchase 5,338,236 shares of Common Stock issued to Barron Partners LP on the Original Issuance Date shall then remain unexercised.

6. Maximum Exercise. The Warrant Holder shall not be entitled to exercise this Warrant on a Date of Exercise in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Warrant Holder and its affiliates on the Date of Exercise, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on the Date of Exercise, which would result in beneficial ownership by the Warrant Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock on such date. This Section 6 may be waived or amended only with the consent of the Holder and the consent of holders of a majority of the shares of outstanding Common Stock of the Company who are not Affiliates. For the purposes of the immediately preceding sentence, the term “Affiliate” shall mean any person: (a) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; or (b) who beneficially owns (i) any shares of the Company’s Series B Stock, or (ii) this Warrant. As used in this Warrant, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13d-3 thereunder.

7. Adjustment of Exercise Price and Number of Shares. The character of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefor, are subject to adjustment upon the occurrence of any of the following events which shall have occurred or which shall occur at any time on or after the Closing Date, and all such adjustments shall be cumulative:

a. Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The Exercise Price of this Warrant and the number of shares of Common Stock or other securities at the time issuable upon exercise of this Warrant shall be appropriately adjusted to reflect any stock dividend, stock split, stock distribution, combination of shares, reverse split, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

b. Adjustment for Reorganization, Consolidation, Merger, Etc. In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of this Warrant, on exercise hereof at any time after the consummation or effective date of such Reorganization (the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrant issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

c. Certificate as to Adjustments. In case of any adjustment or readjustment in the price or kind of securities issuable on the exercise of this Warrant, the Company will promptly give written notice thereof to the holder of this Warrant in the form of a certificate, certified and confirmed by the Secretary of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

8. Sales of Common Stock at less than the Exercise Price. From the date hereof until such time as the Investors hold no securities except for (i) Exempt Issuances (as hereinafter defined), (ii) issuances covered by Sections 7(a) hereof or (iii) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 7, as to all of which this Section does not apply, if the Company closes on the sale or issuance of Common Stock at a price, or warrants, options, convertible debt or equity securities with an exercise price per share or a conversion price ( such sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”) which is less than

(i)	$1.20, the Exercise Price shall be adjusted concurrently with such issue or sale, to the Lower Price.

(ii)	$2.00, but higher than $1.20 , the Exercise Price Shall be adjusted according to the following formula:

EP(1) = EP(1) x ((A+B) /(A+C))

EP(2) = the Warrant Exercise Price immediately after the adjustment;

For purposes of the foregoing formula:

EP(1) = Exercise Price immediately prior to the adjustment;

A = the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares, including the exercise or conversion of all options, warrants and other convertible securities.

B = the number of shares of Common Stock which the aggregate consideration received or receivable for the issuance of such additional shares would purchase at the Exercise Price immediately prior to the adjustment;

C = the number of such additional shares to be issued.

Such adjustment shall be made successively whenever such an issuance is made. Notwithstanding the foregoing adjustments no exception for Exempt Issuances will made if such Exempt Issuances exceed 5% of the outstanding shares of Common Stock for every two year period or if such Exempt Issuances are employee / consultant options only and exceed 7.5% of the outstanding shares of Common Stock for every two year period.

For purposes of this Section 8, “Exempt Issuances” means the issuance of (a) shares of Common Stock or options to employees, officers, directors and consultants (other than consultants whose services relate to the raising of funds) of the Company pursuant to any stock or option plan that was or may be adopted by (i) a majority of independent members of the Board of Directors or (ii) a majority of the members of a committee of independent directors established for compensatory purposes, (b) securities upon the exercise or conversion of any securities issued hereunder or pursuant to the Series B Convertible Preferred Stock Purchase Agreement, dated February 25, 2008 between the Company, Barron Partners, LP and Eos Holdings, LLC and the documents and instruments executed in connection therewith, (c), securities issued pursuant to acquisitions, licensing agreements, or other strategic transactions provided, any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business which the Board of Directors of the Company believes is beneficial to the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

9. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 9, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable, up to the next whole number.

10. Sale or Merger of the Company. Upon a Change in Control (as defined below), the restriction contained in Section 6 shall immediately be released and the Warrant Holder will have the right to exercise this Warrant concurrently with such Change in Control event. For purposes of this Warrant, the term “Change in Control” shall mean a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions

11. Notice of Intent to Sell or Merge the Company. The Company will give Warrant Holder ten (10) business days notice in the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity.

12. Issuance of Substitute Warrant. In the event of a merger, consolidation, recapitalization or reorganization of the Company or a reclassification of Company shares of stock, which results in an adjustment to the number of shares subject to this Warrant and/or the Exercise Price hereunder, the Company agrees to issue to the Warrant Holder a substitute Warrant reflecting the adjusted number of shares and/or Exercise Price upon the surrender of this Warrant to the Company.

13.           Mandatory Exercise.

(a)	i.
The Company shall have the right at any time, on written notice (the “Mandatory Exercise Notice”) given not less than thirty five (35) trading days prior to the Mandatory Exercise Date (as defined below), to require that the Warrant Holder exercise this Warrant in whole or in part, provided the volume weighted average price of one share of Common Stock on the OTC Bulletin Board or such other securities exchange on which the Common Stock is then traded or included for quotation (the “Market Price”) shall equal or exceed the “Target Price” for twenty five (25) consecutive trading days ending on the Notice Date, and the “Trading Volume” shall equal or exceed the “Target Volume” on each trading day in the twenty five (25) trading days in the period ending on the Notice Date. Notice of Mandatory Exercise provided hereunder shall be mailed by first class mail, postage prepaid or overnight courier, and sent by telecopier or e-mail, and shall be deemed given on the date of receipt of the notice by the Holder (the “Notice Date”). Upon receipt of the Mandatory Exercise Notice, the Holder must (i) exercise this Warrant within thirty five (35) days; or (ii) notify the Company of its intent to transfer this Warrant pursuant to Section 4 of this Warrant. In the event Holder elects to transfer this Warrant pursuant to Section 4 of this Warrant, then the subsequent holder of this Warrant must exercise this Warrant on or before the thirty-fifth (35) day after notification of intent to transfer this Warrant.

ii.	As used in this Section 13, the following terms shall have the meanings set forth below:

1.
“Mandatory Exercise Date” shall mean the date on or prior to which the Warrant is to be exercised as set forth in the Mandatory Exercise Notice from the Company to the Holder of the Warrant, as the same may be extended pursuant to Section 13(b)(ii) of this Warrant.

2.
“Target Price” shall mean (a) at all times during which the Exercise Price of this Warrant (including as a result of anti-dilution adjustments) shall be less than $2.00 per share, $3.00 and (b) at all times during which the Exercise Price of this Warrant or any portion thereof shall be $2.00 or more, $5.00.

3.	“Trading Volume” shall mean the trading volume of the Common Stock (as reported by Bloomberg L.P. or the Nasdaq Stock Market or the New York or American Stock Exchange, as the case may be).

4.	“Target Volume” shall mean one hundred fifty thousand (150,000) shares.

b.	Notwithstanding any other provision of this Section 13:

i.
The Company may only mandate the Holder of the Warrant to exercise this Warrant pursuant to Section 13(a)(i) of this Warrant if a registration statement covering the sale by the Holder of the Warrant Shares of Common Stock issuable upon exercise of this Warrant is current and effective for the 25 trading days prior to the Notice Date and the right of the Company to mandate exercise only applies with respect to the Warrant Shares included in such registration statement.

ii.
In the event that, at any time subsequent to the Notice Date and before the Mandatory Exercise Date, the resale of the Warrant Shares are not covered by a current and effective registration statement, the Company’s right to mandate the exercise of the Warrant shall terminate with respect to all Warrants that have not then been exercised or converted. Nothing in the preceding sentence shall be construed to prohibit or restrict the Company from thereafter calling the Warrants for exercise in the manner provided for, and subject to the provisions of, this Section 13.

iii.
In the event that the exercise by the Company of its right of redemption pursuant to this Section 13 would result in a violation of the 4.9% maximum exercise limitation set forth in Section 6, the Company shall not have the right to redeem the Holders’ Warrants to the extent that the exercise of the Warrants as to which the redemption notice is given would result in such a violation.

c.
The Mandatory Exercise Notice shall specify (i) the number of Warrant Shares with respect to which this Warrant is to be exercise if less than all of the Warrant Shares are to be purchased in exercising the Warrant, (ii) the exercise date (the “Mandatory Exercise Date”), and (iii) the place where the Warrant shall be delivered and the Exercise Price shall be paid. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the Company’s right to mandate exercise of the Warrant by the Holder except as to a Holder (x) to whom notice was not mailed or (y) whose notice was defective. An affidavit of the Chief Financial Officer of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

d.
Upon receipt of the Mandatory Exercise Notice, the Holder of the Warrant shall exercise the Warrant to purchase such number of shares of Common Stock on or prior to the Mandatory Exercise Date in accordance with the Mandatory Exercise Notice and Sections 5 and 13(b)(iv) of this Warrant.

e.
The Company may, at its sole discretion, elect to terminate any right to exercise or convert the Warrant to the extent that the Warrant was called by the Company for exercise but had not been exercised by the Holder in accordance with the Mandatory Exercise Notice at 5:30 p.m. (New York City time) on the day following the Mandatory Exercise Date. After such time, Holders of the Warrants shall have no further rights under the Warrant.

14. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company:

Skypeople Fruit Juice, Inc.
Attn: Mr. Yongke Xue, Chief Executive Officer
16F, National Development Bank Tower
No. 2, Gaoxin 1st. Road, Xi’an, PRC

with a copy to, which copy shall not constitute a notice:

Guzov Ofsink, LLC
600 Madison
New York, New York 10022
Attention: Darren Ofsink
E-mail: dofsink@golawintl.com
Fax: (212) 688-7273

If to the Warrant Holder:

Barron Partners LP
730 Fifth Avenue, 25th Floor
New York NY 10019
Attn: Andrew Barron Worden, Chairman and CEO
Telephone: 212-359-0201
Fax: 212-359-0222
E-mail: abw@barronpartners.com

15. Miscellaneous.

a. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only by a writing signed by the Company and the Warrant Holder.

b. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

c. This Warrant shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

d. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

e. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

f. The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a stockholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of the date first above stated.

Date: June 2, 2009                                                                           SKYPEOPLE FRUIT JUICE, INC.

By:   /s/ Yonke Xue
        Yongke Xue, Chief Executive Officer

FORM OF ELECTION TO PURCHASE

(To be executed by the Warrant Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: SKYPEOPLE FRUIT JUICE, INC.:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase ______________ shares of Common Stock (“Common Stock”), $.001 par value, of SKYPEOPLE FRUIT JUICE, INC. and encloses the warrant and $____ for each Warrant Share being purchased or an aggregate of $________________ in cash or certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

(Please print name and address)
(Please insert Social Security or Tax Identification Number)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:	Name of Warrant Holder:

(Print)
(By:)
(Name:)
(Title:)
Signature must conform in all respects to name of Warrant Holder as specified on the face of the Warrant